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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                                  Dynamex Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    26784F103
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act (the "Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).

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CUSIP No. 26784F103
--------------------------------------------------------------------------------
1.    Name of Reporting Person
      I.R.S. Identification No. of above persons (entities only).

      Talon Asset Management, Inc.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      Not applicable.
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Illinois corporation
--------------------------------------------------------------------------------
Number of       5.   Sole Voting Power: None
Shares Benef-   ----------------------------------------------------------------
icially owned   6.   Shared Voting Power: 242,110
by Each         ----------------------------------------------------------------
Reporting       7.   Sole Dispositive Power: None
Person With:    ----------------------------------------------------------------
                8.   Shared Dispositive Power: 242,110
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      242,110
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      Not applicable.
--------------------------------------------------------------------------------
11.   Percent of Class represented by Amount in Row (9)

      2.1 %
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)

      IA
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Item 1.

     (a)   Name of Issuer:
                  Dynamex Inc.

     (b)   Address of Issuer's Principal Executive Offices
                  1870 Crown Drive
                  Dallas, TX 75234

Item 2.

     (a)   Name of Person Filing
                  Talon Asset Management, Inc.

     (b)   Address of Principal Business Office
                  One North Franklin
                  Suite 900
                  Chicago, IL 60606

     (c)   Citizenship
                  Illinois corporation

     (d)   Title of Class of Securities
                  Common Stock

     (e)   CUSIP Number
                  26784F103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is filing is a:

     (a)   [ ]    Broker or dealer registered under section 15 of the Act
     (b)   [ ]    Bank as defined in section 3(a)(6) of the Act
     (c)   [ ]    Insurance Company as defined in section 3(a)(19) of the Act
     (d)   [ ]    Investment company registered under section 8 of the
                  Investment Company Act of 1940
     (e)   [X]    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E)
     (f)   [ ]    An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F)
     (g)   [ ]    A parent holding company or control person in accordance with
                  Rue 13d-1(b)(1)(ii)(G)
     (h)   [ ]    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act
     (i)   [ ]    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940
     (j)   [ ]    Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4. Ownership

     (a)   Amount beneficially owned
               Talon Asset Management, Inc. 242,110

     (b)   Percent of class
               Talon Asset Management, Inc. 2.1% (based on 11,486,397 shares outstanding as of December 1,
                                            2004)
     (c)   Number of shares as to which
           Talon Asset Management, Inc. has:

               (i)   Sole power to vote or to direct the vote: None
               (ii)  Shared power to vote or to direct the vote: 242,110
               (iii) Sole power to dispose or to direct the disposition
                     of: None
               (iv) Shared power to dispose or to direct the disposition of: 242,110

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Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of the Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2005
       Date

                                        TALON ASSET MANAGEMENT, INC.


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        Name/Title

                                   Page 5 of 5